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December 15, 1997                                                   EXHIBIT 99.1


RE:   NOTICE OF PROXY MAILING
      PROPOSED SALE OF THE BROWARD COUNTY FLORIDA CABLE TELEVISION SYSTEM BY CABLE TV FUND 14-A/B VENTURE

Dear Registered Representative:

Cable TV Fund 14-A/B Venture (the "Venture") of which Cable TV Fund 14-A, Ltd. ("Fund 14-A") owns 27% and Cable TV Fund 14B, Ltd. ("Fund 14-B") owns 73%, has entered into a Purchase and Sale Agreement to which it has agreed to sell its Broward County Florida system to Comcast Corporation.

The proposed sale and the distribution of net sales proceeds are contingent upon the approval by the holders of a majority of Fund 14-B's limited partnership interests as well as the consents of governmental authorities and other third parties. Enclosed for your information is a copy of the Notice and Proxy Statement. The proxy record date is November 30, 1997. No proxy is required for Fund 14-A.

For taxable accounts, proxy materials are being sent directly to investors.  For
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tax-exempt accounts (IRAs and other qualified plans), proxy materials are being
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sent according to the instructions of the Trusteeswhich are the registered owners of investors' interests in these plans. Some Trustees required us to send proxy materials directly to their clients, the beneficial owners, and to accept the investors' signatures as legally sufficient to count the votes without the Trustee's counter-signature. Other Trustees required us to mail their clients' proxy materials directly to the Trustees for their handling.

THE DEADLINE FOR THE RETURN OF THE PROXY VOTE BY LIMITED PARTNERS IS JANUARY 30,
                                                                     -----------
1998, BUT WE HOPE TO HAVE ALL VOTES IN AS SOON AS POSSIBLE.
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If the proposed sale is consummated, the Venture's two partnerships will distribute net proceeds for each $1000 invested in Fund 14-A and Fund 14-B as shown below. A list that details the estimated distribution for each of your clients in Fund 14-B is also enclosed.

Partnership                Broward County     Prior             Total
-------------              Sale               Distributions     Distributions
                           --------------     -------------     -------------
Fund 14-A     (No proxy)   $325               $432              $757
Fund 14-B     (Proxy)       536                -                 536

The Broward County system is the only property owned by the Venture. Fund 14-A continues to own the Naperville, Illinois, Buffalo, Minnesota and Calvert County, Maryland systems. Fund 14-B continues to own the Littlerock, California and Surfside Beach, South Carolina systems. If you have any questions, please contact our Investor Services Department.

Sincerely,

Jones Intercable, Inc.
The General Partner

Enclosures